SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 1, 1997


                                 OSTEOTECH, INC.
             (Exact name of registrant as specified in its charter)



       Delaware                    0-19278              13-3357370
(State or other jurisdiction       (Commission          (IRS Employer
      of incorporation)            File Number)          Identification)



        51 James Way, Eatontown, New Jersey                07724
----------------------------------------------------------------
         (Address of principal executive offices)       (Zip Code)



Registrant's telephone number, including area code    (908) 542-2800




          (Former name or former address, if changed since last report)

Item 5.  Other Events

                  Relationship With Musculoskeletal Transplant Foundation
                  -------------------------------------------------------

                  On April 1, 1997, the Registrant entered into an Agreement (the "MTF Agreement") with Musculoskeletal Transplant Foundation ("MTF"), whereby the Registrant is to serve as the exclusive processor of human bone and related connective soft tissue for transplantation (collectively, "Tissue") received from donors and procured by MTF for a five year period, with an option to renew for an additional five year period. The MTF Agreement provides that MTF is entitled to retain a limited number of the donors it procures for research and development purposes. Moreover, the MTF Agreement generally provides for the Registrant to follow certain processing standards and MTF to follow certain guidelines for accepting donors.

                  The MTF Agreement contains a number of specific termination provisions as follows: (A) either party may terminate the MTF Agreement upon (i) a material breach by the other party not cured within ninety days, (ii) an adjudication of the other party as bankrupt or insolvent or similar proceedings in bankruptcy, or the general inability of a party to pay its debts as they mature; (B) MTF may terminate the MTF Agreement at any time upon ninety days written notice to the Registrant if MTF makes a determination to end its program of procuring and distributing Tissue, provided that if MTF resumes such program at any time during the term of the MTF Agreement, it shall provide prompt written notice of such resumption to the Registrant and the MTF Agreement shall then become effective in accordance with its terms as soon as practicable but in no event less than ninety days after such notice is received by the Registrant;
(C) MTF may also terminate the Agreement if: (i) a panel of experts (as defined in the MTF Agreement), determines that a commercially feasible processing technology not available at the time of the MTF Agreement which is developed by a third party (x) represents a significant scientific advance in transplantation or (y) is comparable to forms of Tissue processed by the Registrant and represents at least a 10% reduction in costs and (ii) the Registrant refuses or is unable to achieve comparable scientific or economic results within six months of such determination; (D) in the event that MTF enters into an agreement or arrangement with a third party whereby finished units of Tissue processed by the Registrant for MTF are used as part of such third party's technology or product, MTF shall promptly inform the Registrant of its intent to enter into such agreement or arrangement and the Registrant shall have the right to terminate the MTF Agreement upon prior written notice to MTF (subject to certain limitations) or to renegotiate the terms of the MTF Agreement; (E) (i) MTF may terminate the Agreement at any time upon thirty days prior written notice to the Registrant if the Registrant is unwilling or unable to comply with new regulations of the Food and Drug Administration or any applicable regulatory

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
agency or the American Association of Tissue Banks to the extent such regulations are applicable to the Registrant and (ii) the Registrant may terminate the Agreement should MTF be unable or unwilling to comply with any such new regulations applicable to MTF; (F) in the event that MTF develops a non-proprietary Tissue form, modifies an existing form or changes its presentation of a Tissue form, requests that the Registrant process such Tissue form and agrees to reimburse any processing costs for such new Tissue form and the Registrant fails to accept such proposal, MTF may terminate the Agreement only insofar as it applies to such new nonproprietary Tissue form; (G) if the Registrant develops or acquires a substitute for the Tissue-based products distributed by MTF, which materially compete in the United States with such Tissue distributed by MTF, then MTF shall have the right to terminate the MTF Agreement upon sufficient notice provided the Registrant fails to cease such competitive activity; and (H) MTF shall have the right to terminate the Agreement should the Registrant (i) attempt to solicit any organ procurement organization or other recovery agencies which provide donors to MTF to divert donors from MTF to the Registrant or to other processing clients of the Registrant and (ii) engage in sales or promotional activities directed to end-users which favors any of the Registrant's other Tissue processing clients over MTF.

                  Settlement of Biosystems Case
                  -----------------------------

                  In a separate matter, the Registrant obtained a consent injunction in its suit against Biosystems of New England, Inc. ("Biosystems"). The Registrant had sued Biosystems, a former sales agent for the Company's
Grafton(R) Demineralized Bone Matrix allograft tissue form, for breaching the non-compete and other provisions of the sales agency Agreement (the "Sales Agreement") between the Registrant and Biosystems. Pursuant to the Sales Agreement, Biosystems served as the Registrant's contract agency for the New England region for marketing and education to the medical community regarding allograft tissue and related services, until such contract relationship was terminated by Biosystems in July 1996. As part of the injunction, Biosystems has agreed to fully comply with the terms and conditions of the non-compete clause of the Sales Agreement, and the Registrant has agreed to allow Biosystems to market one form of allograft tissue, a threaded cortical dowel processed by another tissue bank, in exchange for extending Biosystems' non-compete obligation with the Registrant to December 31, 1997. The non-compete portion of the Sales Agreement would otherwise have expired in July 1997.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated:  April 11, 1997

                                                              OSTEOTECH, INC.
                                                              (Registrant)

                                                       By:/s/MICHAEL J. JEFFRIES
                                                             Michael J. Jeffries
                                                 Executive Vice President, Chief
                                                     Operating Officer and Chief
                                                    Financial Officer (Principal
                                                 Financial Officer and Principal
                                                             Accounting Officer)

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